Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Western Asset Funds, Inc. of our reports dated February 22, 2023, relating to the financial statements and financial highlights, which appear in Western Asset Inflation Indexed Plus Bond Fund’s, Western Asset Core Bond Fund’s, and Western Asset Core Plus Bond Fund’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 19, 2023